EXHIBIT 10.1

Chemical Warehouse Lease Agreement

This Chemical Warehouse Lease Agreement (the “Lease Agreement") is entered into as of September 22, 2015 (“Effective Date”) in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as "DSH") with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China and SHANGHAI YUAN HAO ELECTRONIC CO., LTD. (hereinafter referred to as "Yuan Hao") with its registered office at No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China.

DSH and Yuan Hao are collectively referred to as the “Parties” and individually as a “Party”.

NOW, the Parties through friendly consultation decided to lease Yuan Hao’s warehouse to store DSH’s chemical goods, and both Parties unanimously agreed, on a voluntary basis, of the following, and Yuan Hao represented that it is the lawful owner of the warehouse:

1. Definitions

Unless otherwise defined in this Lease Agreement, the terms used herein shall have the following meanings:

1.1 "Warehouse Building" shall mean the two-floor warehouse building located at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China.

1.2 “Leased Area” shall mean the leased area in the Warehouse Building where DSH stores the chemical goods.

1.3 "Lease Term" shall mean the lease period of time that DSH is entitled to use the Leased Area and Yuan Hao is entitled to receive rent from DSH for such Leased Area in accordance with the terms and conditions of the Lease Agreement.

2.The Standard of the Warehouse Building

2.1Yuan Hao shall provide minimum quality standards for the Warehouse Building and shall guarantee that ancillary facilities of the Warehouse Building and supports for the Leased Area are in compliance with all the relevant quality standards and meet DSH’s demands and requirements.

3. Lease Term

3.1 For the Leased Area, the Parties agree that the Lease Term shall begin on September 25, 2015 until the date that DSH decides to terminate the Warehouse Building lease.

3.2 After the Warehouse Building lease commences, DSH shall give notification in writing not less than thirty (30) days before the expiration of the Lease Term to terminate the Warehouse Building lease.

3.3 Yuan Hao shall not terminate this Lease Agreement without DSH's written approval. During the Lease Term, the items relating to the Rental set forth in Article 5 of this Lease Agreement shall be adjusted biannually on the basis of the market prices after consultation and agreement between the Parties.

3.4 If during the Lease Term, Yuan Hao receives from a third party a bona fide, legally binding offer to lease the portion of the Warehouse Building not already leased by DSH, Yuan Hao shall notify DSH of this fact.  The notice shall specify all the terms of the bona fide third party offer.  DSH shall then have thirty (30) days to lease that portion of the Warehouse Building specified in the third party’s bona fide offer for the rent and related details set forth in Articles 4 and 5.  Yuan Hao shall not lease any portion of the Leased Area to any third party until the thirty (30) days has expired without DSH exercising its right of first refusal.  Any other terms not specified in this Lease Agreement regarding the Leased Area, both Parties shall negotiate and sign a supplemental agreement for these unspecified terms.  Such signed supplemental agreement shall constitute a part of the entire Lease Agreement and shall have the same effectiveness as the entire Lease Agreement.

4. Total Lease Area of the Lease Floors

4.1 The Leased Area has a total lease area of 651 square meters.

5. Rental

5.1 Both Parties agree that the per square meter lease cost shall be RMB 130.00 for a total monthly lease cost of RMB 84,669.00 (including the 12% property tax cost) (collectively, the “Rental”).

6. Guarantee Cost and Other Fees

6.1 DSH shall, upon effective date of this Lease Agreement, pay Yuan Hao one month worth of the Rental, which shall be RMB 84,669.00, as the lease security deposit (“Leased Area Security Deposit”).  Yuan Hao, upon receiving the Leased Area Security Deposit, shall provide a payment receipt to DSH.  Upon lease termination of the Leased Area, Yuan Hao shall return the Leased Area Security Deposit to DSH without interest.

6.2 DSH agrees to pay Yuan Hao an operation management fee, equals to 4% of the Rental, which shall be RMB 3,386.76 per month (“Monthly Operation Management Fee”).  Yuan Hao shall provide operation management services, including maintenance, cleanliness, repairment of the Leased Area and its ancillary facilities, as well as green plants and environmental maintenance.

6.3 DSH agrees to pay Yuan Hao a location usage fee for the square footage of 364 square meters based on the calculation of RMB 4.63 per square meter, which shall be RMB 1,685.32 (“Monthly Location Usage Fee”).

7. Method of Payment

7.1 For Leased Area, DSH shall pay the Rental monthly in RMB to the RMB bank account as designated by Ding Hong before the first day of every month, except the very first month of the Lease Term.

8. Insurance and Repair Costs

8.1 During the term of the Lease Agreement, Yuan Hao shall purchase and maintain insurance coverage to cover any and all casualty damage to the Warehouse Building, and shall be responsible for repairing all structural damages to the Warehouse Building that are not the result of improper use by DSH.  DSH shall be responsible for all repair costs arising from improper building usage by DSH.  If Yuan Hao cannot obtain building insurance, DSH will need to obtain insurance for the Warehouse Building, and Yuan Hao will reimburse DSH for all costs of such insurance coverage.

8.2 Yuan Hao shall be entitled to inspect the Leased Area of the Warehouse Building at reasonable intervals and upon reasonable notice to DSH.  DSH shall provide assistance to allow such inspections.

9. Liability for Breach of the Lease Agreement

9.1 If Yuan Hao breaches Articles 2, 3, 10 and any of its warranties set forth in this Lease Agreement, Yuan Hao shall compensate DSH for all of DSH’s losses and damages including consequential, special, punitive and incidental damages.

9.2 SKE shall not:

(1)	sub-lease the Leased Area or exchange the use of the Leased Area with any third party without Yuan Hao’s prior written consent.
(2)	alter the structure of the Leased Area or damage the Warehouse Building without Yuan Hao’s prior written consent.
(3)	change the lease purpose stipulated by the competent authorities without Yuan Hao’s prior written consent.

10. Warranties

10.1 Yuan Hao hereby warrants that if the Warehouse Building is sold to any third party during the Lease Term or the period of renewal, such third party shall be required to fulfill all obligations of Yuan Hao under the Lease Agreement.  If said third party fails to carry out the Lease Agreement, Yuan Hao shall compensate DSH for all of DSH’s losses and damages including consequential, special, punitive and incidental damages.

10.2 In case Yuan Hao mortgages the Warehouse Building to the third party, any loss suffered by DSH shall be paid by Yuan Hao.

11. Force Majeure

11.1. The definition of Force Majeure

Force Majeure shall mean any event which arises after the Effective Date that is beyond the control of the Parties, and is unforeseen, unavoidable and insurmountable, and which prevents total or partial performance by either Party.  Such events shall include earthquakes, typhoons, flood, fire, war, acts of government or public agencies, strikes and ay other event which cannot be foreseen, prevented and controlled, including events which are recognized as Force Majeure in general international commercial practice.

11.2 Consequences of Force Majeure

a. If an event of Force Majeure occurs, the contractual obligation of a Party affected by such an event shall be suspended during the period of delay and the time for performing such obligation shall be extended, without penalty, for a period equal to such suspension.

b. The Party claiming Force Majeure shall give prompt notice to the other Party in writing and shall furnish, within fifteen (15) days thereafter, sufficient proof of the occurrence and expected duration of such Force Majeure.  The Party claiming Force Majeure shall also use all reasonable efforts to mitigate or eliminate the effects of the Force Majeure.

c. If an event of Force Majeure occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

12. Effective Date of the Lease Agreement

12.1 The Lease Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on the Lease Agreement.

13. Language of the Lease Agreement

13.1 The Lease Agreement is made and executed in Chinese and English, both versions having equal validity except as prohibited by law.

14. Settlement of Dispute

14.1 Friendly consultations

a. In the event of any dispute, difference, controversy or claim arising out of or related to the Lease Agreement, including, but not limited to, any breach, termination or validity of the Lease Agreement, (the "Dispute") then upon one Party giving the other Party notice in writing of the Dispute (the "Notice of Dispute"), the Parties shall attempt to resolve such Dispute through friendly consultation.

b. If the Dispute has not been resolved through friendly consultations with thirty (30) days from the Notice of Dispute, the Dispute shall be resolved by arbitration in accordance with Article 14.2 of this Lease Agreement.  Such arbitration may be initiated by either Party.

14.2 Arbitration

The arbitration shall be conducted by Shanghai Arbitration Commission in Shanghai, China in accordance with its procedure and rules.  The arbitration award shall be final and binding on the Parties.  The costs of arbitration shall be borne by the losing Party except as may be otherwise determined by the arbitration tribunal.

14.3 Continuance of performance

Except for the matter in Dispute, the Parties shall continue to perform their respective obligations under the Lease Agreement during any friendly consultations or any arbitration pursuant to this Article 14.

14.4 Separability

The provisions of this Article 14 shall be separable from the other terms of the Lease Agreement.  Neither the terminated nor the invalidity of the Lease Agreement shall affect the validity of the provisions of this Article 14.

15.  Applicable Law

15.1 The validity, interpretation and implementation of the Lease Agreement and the settlement of Disputes shall be governed by relevant laws of the People’s Republic of China and regulations that are officially promulgated and publicly available.

16. Compliance with the Foreign Corrupt Practices Act

16.1 Yuan Hao acknowledges that SKE is a corporation with substantial presence and affiliation in the United States and, as such, is subject to the provisions of the Foreign Corrupt Practices Act of 1977 of the United States of America, 15 U.S.C. §§ 78dd-1, et seq., which prohibits the making of corrupt payments (the “FCPA”). Under the FCPA, it is unlawful to pay or to offer to pay anything of value to foreign government officials, or employees, or political parties or candidates, or to persons or entities who will offer or give such payments to any of the foregoing in order to obtain or retain business or to secure an improper commercial advantage.

16.2 Yuan Hao further acknowledges that it is familiar with the provisions of the FCPA and hereby agrees that Yuan Hao shall take or permit no action which will either constitute a violation under, or cause DSH to be in violation of, the provisions of the FCPA.

17. Miscellaneous

17.1 Any amendment to this Lease Agreement shall be in writing and duly signed by both Parties. Such amendment shall constitute a part of the entire Lease Agreement.

17.2 Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under the Lease Agreement in accordance with the provisions of the Lease Agreement.  If one Party violates the Lease Agreement, the other Party shall be entitled to claim damages in accordance with the Lease Agreement.

17.3 Any notice or written communication requited or permitted by this Lease Agreement shall be made in writing in Chinese and English and sent by courier service.  The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt.  All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

To: DSH
Address:No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Kai Hong Technology Co., Ltd.

To: Yuan Hao
Address: No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Yuan Hao Electronic Co., Ltd.

17.4 This Lease Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Lease Agreement will be deemed to have been drafted by both Parties. No modification of this Lease Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Shanghai Kai Hong Technology Co., Ltd.	Shanghai Yuan Hao Electronic Co., Ltd.

By_Justin Kong__________________	By__ Jian Ya Xing________________
Authorized Representative	Authorized Representative
Date:	Date: